Exhibit 99.1

LEW COLEMAN ELECTED TO DREAMWORKS ANIMATION

BOARD OF DIRECTORS

Glendale, California—December 8, 2006—DreamWorks Animation SKG (NYSE: DWA) today announced that Lewis Coleman, the Company’s President, has been elected to DreamWorks Animation’s Board of Directors, effective immediately.

“Lew is a widely-respected leader and advisor who has greatly contributed to the success of DreamWorks Animation, both as the Company’s President and as a prior Board member,” said Roger Enrico, the Company’s Chairman. “He has worked hand-in-hand with our Board and management team over the past several years in establishing the core objectives of this company and his continued leadership will be instrumental in accomplishing these goals.”

Before being named President of DreamWorks Animation last December, Mr. Coleman had served on the Company’s Board of Directors and as Chairman of its Audit Committee. From 1995 to 2000, Mr. Coleman was Chairman of the Board of Directors of Banc of America Securities L.L.C., a subsidiary of Bank of America Corporation in San Francisco, prior to which he served as Vice Chairman of the Board of Directors and Chief Financial Officer for Bank of America. Before that, he was head of the World Banking Group, assuming that position after having directed its capital markets, where he was responsible for all trading activity. He joined the bank in 1986 as Chief Credit Officer for the group. Before joining Bank of America, he spent 13 years with Wells Fargo and Company in a variety of wholesale and retail positions, completing his career there as Chairman of the credit policy committee. Mr. Coleman earned a B.A. in economics from Stanford University.

DreamWorks Animation’s Board of Directors now includes twelve members: Roger Enrico, Chairman of DreamWorks Animation SKG, Inc.; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation SKG, Inc.; Paul Allen, Chairman of Vulcan, Inc.; David Geffen, Co-Founder of DreamWorks; Lew Coleman, President of DreamWorks Animation SKG, Inc.; Mellody Hobson, President of Ariel Capital Management; Nathan Myhvrold, Chief Executive Officer of Intellectual Ventures; Howard Schultz, Chairman and Chief Global Strategist of Starbucks Corporation; Meg Whitman, President and Chief Executive Officer of eBay; Judson Green, President and Chief Executive Officer of NAVTEQ; Michael Montgomery, President of Montgomery & Co.; and Karl von der Heyden, retired Vice Chairman and Chief Financial Officer of PepsiCo, Inc.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. The Company has theatrically released a total of 13 animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge and Flushed Away.

CONTACTS:

Investors:	Media:
Rich Sullivan DreamWorks Animation Investor Relations (818) 695-3900 ir@dreamworksanimation.com	Bob Feldman DreamWorks Animation Corporate Communications (818) 695-6677 befeldman@dreamworksanimation.com

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